SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)     August 29, 2002

Hyperion Solutions Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26934	77-0277772

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1344 Crossman Avenue
Sunnyvale, California 94089

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:     (408) 744-9500

(Former Name or Former Address, if changed since last Report)

Item 5. Other Events.

On August 29, 2002, Hyperion Solutions Corporation (the “Registrant”) announced the settlement of its pending patent dispute with Timeline, Inc. (“Timeline”). Each company has agreed to dismiss with prejudice its claims in the patent infringement suit brought by Timeline against the Registrant. Under the settlement agreement, the Registrant will obtain a license to Timeline’s patents and will pay Timeline a settlement totaling $1.05 million, payable over four months.

As the settlement was concluded prior to the issuance of the Registrant’s fiscal 2002 financial statements, it is required by generally accepted accounting principles to record the impact of this settlement in fiscal 2002. Accordingly, the Registrant has made a year-end adjustment to its previously announced fourth quarter and fiscal year 2002 financial results. As a result, previously announced income before tax of $23.5 million has been adjusted to $22.5 million, net income of $15.7 million has been adjusted to $15.0 million and diluted earnings per share of $0.47 have been adjusted to $0.45 for fiscal year 2002. With respect to results for the quarter ended June 30, 2002, previously announced income before tax of $9.8 million has been adjusted to $8.8 million, net income of $6.9 million has been adjusted to $6.2 million and diluted earnings per share of $0.20 have been adjusted to $0.18.

The charge associated with this settlement will not have a material impact on the Registrant’s financial results for the current fiscal year ending June 30, 2003.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits.

     Exhibit 99.1    Press release dated August 29, 2002

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

HYPERION SOLUTIONS CORPORATION

By	/s/ JEFFREY R. RODEK

Jeffrey R. Rodek, Chairman of the Board and Chief Executive Officer

Date: September 6, 2002

EXHIBIT INDEX

Exhibit 99.1    Press release dated August 29, 2002